UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 19, 2015

VOLT INFORMATION SCIENCES, INC.

(Exact Name of Registrant as
Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400

(Registrant’s Telephone Number,
Including Area Code)

Not Applicable

(Former Name or Former Address, if
Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael Dean as Chief Executive Officer

On October 19, 2015, the Board of Directors (the “Board”) of Volt Information Sciences, Inc. (the “Company”) appointed Michael Dean as the President and Chief Executive Officer (“CEO”) of the Company.  Mr. Dean previously served as Interim President and CEO of the Company since June 25, 2015 and as Chairman of the Board since May 11, 2015.  Mr. Dean will continue to serve as a member of the Board, but will no longer act as Chairman.

In connection with his appointment, the Company entered into an employment agreement with Mr. Dean, effective as of October 19, 2015 (the “Employment Agreement”).  The Employment Agreement supersedes in its entirety the previous employment agreement entered into between the Company and Mr. Dean with respect to his role as Interim President and CEO of the Company (the “Prior Agreement”).

Mr. Dean, age 51, was Chief Executive Officer of Nature’s Sunshine Products, Inc. from July 2010 until March 2013.  He also served as a director on its board from May 2009 until March 2013 and as a member of its audit committee from June 2009 until March 2010.  From 2003 to 2010, Mr. Dean was Chief Executive Officer of Mediaur Technologies, Inc., a privately-held satellite technology company that provides proprietary antenna system solutions for commercial and government applications. Before Mediaur, Mr. Dean was Executive Vice President of ABC Cable Networks Group, a multi-billion dollar global division of The Walt Disney Company.  Before Disney, Mr. Dean was a strategy consultant with Bain & Company.  He holds an MBA from the Harvard Business School.

There are no family relationships between Mr. Dean and any other director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement

The Employment Agreement provides for an initial term of three years, subject to automatic one year extensions unless either party gives at least 60 days’ notice of nonrenewal.  Pursuant to the Employment Agreement, Mr. Dean will receive a base annual salary of $650,000 and is eligible to receive an annual bonus with a target bonus opportunity of 100% of base salary, subject to the achievement of applicable performance objectives established by the Board (or a committee thereof).  For the 2015 fiscal year, Mr. Dean will receive a pro-rated annual bonus, which shall not be less than $100,000.  The Company also intends to provide Mr. Dean with an annual long-term incentive opportunity with a target value of not less than $1.6 million.

In recognition of the substantial operational and strategy experience Mr. Dean brings to the office of CEO, Mr. Dean received an initial equity grant consisting of stock options and restricted stock units.  Specifically, on October 19, 2015, the Company granted 182,050 options to acquire shares of Company common stock at a per share exercise price of $8.33 and 40,016 restricted stock units (the “Initial Grant”).  The Initial Grant awards will vest ratably on each of the first three anniversaries of the grant date, in each case subject to Mr. Dean’s continuous service with the Company on each applicable vesting date, and will also be subject to the terms and conditions applicable to such awards as contained in the 2015 Plan (as defined below) as well as the terms of the individual award agreements pursuant to which they are granted.

The Initial Grant awards were granted pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), which was approved by the Board on October 19, 2015, subject to the approval of the 2015 Plan by the Company’s shareholders within 12 months.  If the Initial Grant is cancelled due to failure of the shareholders to approve the 2015 Plan at the Company’s annual meeting, the Company and Mr. Dean will work together in good faith to implement a mutually agreeable long-term incentive arrangement providing for substantially similar economic value within four months of the cancellation.

If a Change in Control (as such term is defined in the 2015 Plan) occurs prior to the Initial Grant becoming effective, then the Initial Grant will be cancelled and Mr. Dean will receive, in lieu of the Initial Grant awards, which will be cancelled: one of the following: (i) if outstanding equity awards held by other Company employees are assumed, converted or replaced by an acquiror, cash payments on the original Initial Grant vesting dates equal to the value of the adjusted equity awards as of the applicable  payment dates or (ii) if outstanding equity awards held by other Company employees are not assumed, converted or replaced by an acquiror, a lump sum cash payment based on the value attributed to the shares of the Company as of the Change in Control date within 30 days following the Change in Control.

Mr. Dean had received a prior grant of 100,000 options on June 29, 2015 that was scheduled to vest in six equal monthly installments commencing on August 2015 (the “Prior Option Grant”). Under the Employment Agreement, the unvested portion of this option grant (50,000 options) will now vest on the one-year anniversary date of the employment agreement’s effective date (i.e., October 19, 2016) instead of in monthly installments over the next three months.  The prior grant of restricted stock units, also made on June 29, 2015 (the “Prior RSUs”), will continue to vest in accordance with its terms.

If Mr. Dean’s employment is terminated by the Company without “Cause”, by him for “Good Reason” (as such terms are defined in the Employment Agreement) or in connection with the Company’s nonrenewal of the Employment Agreement (in each case, a “Qualifying Termination”), he will be eligible to receive severance benefits, which include (i) payment of an amount equal to two times the sum of base salary plus target annual bonus, payable over 24 months following the termination date (or, in the case of a nonrenewal termination, one times the sum of such amounts payable over 12 months); (ii) payment of any earned but unpaid annual bonus for the year prior to the year of termination and a pro-rated annual bonus for the year of termination (based on actual achievement of applicable performance criteria but pro-rated to reflect the number of days within the performance period in which Mr. Dean was employed); (iii) reimbursement of the employer portion of COBRA costs for 18 months following the termination date; (iv) immediate vesting of the unvested portion of the equity awards granted in connection with the Prior Agreement; and (v) immediate vesting of any other unvested equity awards to the extent such awards would have vested within 12 months of the termination date (subject to, in the case of performance-based awards, the achievement of any performance criteria during such one year period).  To the extent not already paid in connection with a Change in Control, in the event that a Qualifying Termination occurs prior to the Initial Grant becoming effective, the Company will make a lump sum cash payment to Mr. Dean equal to 1/3 of the awards underlying the Initial Grant, based on the value of such awards as of the date of termination of employment.

The Employment Agreement also provides for a so-called “double-trigger” equity acceleration with respect to all outstanding and unvested equity awards (other than the Prior Option Grant and the Prior RSUs) in the event of a Qualifying Termination in connection with a Change in Control of the Company.  In addition, upon a Qualifying Termination following a change in control, the amount described in clause (i) and (ii) above will generally be paid in a lump sum on the 60th day following his termination of employment.  Additionally, to the extent not already paid in connection with a Change in Control, in the event that a Qualifying Termination occurs prior to the Initial Grant becoming effective but following a Change in Control, the Company will make a lump sum cash payment to Mr. Dean equal to the full amount of the awards underlying the Initial Grant, based on the value of such awards as of the date of termination of employment.

Mr. Dean’s receipt of the severance benefits is subject to his execution of a formal release of claims against the Company.  The Company’s obligation to pay certain severance benefits is conditioned upon Mr. Dean’s continued compliance with the non-compete and non-solicit restrictions set forth in the Employment Agreement for a period of 24 months (in the case of a termination without Cause or for Good Reason), or 12 months (in the case of a nonrenewal termination or a Qualifying Termination in connection with a change in control).

Mr. Dean’s agreement also provides that in the event his total payments or benefits received in connection with a change in control or his termination would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, such payments will be reduced to the extent necessary such that no portion of the total payments will be subject to such excise tax, but only if the net after-tax amount of such reduced total payments is greater than or equal to the net after-tax amount of the total payments Mr. Dean would receive without such reduction.

The foregoing discussion of the Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is attached to the Report as Exhibit 10.1.

Appointment of Dana Messina as Chairman of the Board

On October 19, 2015, in connection with Mr. Dean’s appointment as the President and CEO of the Company, Mr. Dean stepped down as the Chairman of the Board and the Board appointed Dana Messina as Chairman of the Board.  Mr. Messina has served as a Director on the Board since May 11, 2015.  In connection with his new role as Chairman, Mr. Messina will receive an additional $60,000 annual retainer for his services as Chairman of the Board in addition to the other compensation he receives as a non-executive director of the Company.

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated October 19, 2015, between the Company and Michael Dean.

99.1	Press Release, dated October 20, 2015.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date: October 20, 2015	By:	/s/ Paul Tomkins
Name: Paul Tomkins
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated October 19, 2015, between the Company and Michael Dean.

99.1	Press Release, dated October 20, 2015.